EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-1 on Form S-4 No. 333-50449) and related Prospectus of Metals USA, Inc. for the registration of 10 million shares of Metals USA, Inc.'s common stock and to the incorporation by reference therein of our report dated October 4, 1996, with respect to the financial statements of Affiliated Metals Company as of August 31, 1996 and for the fifty-two weeks then ended included in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-49823) for the registration of $200 million of Metal USA Inc.'s 8 5/8% Senior Subordinated Notes due 2008.

                                                         ERNST & YOUNG LLP

St. Louis, Missouri
July 17, 1998